AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of September 5, 2000 and is made by and among WHITEFORD FOODS VENTURE, L. P., a Texas limited partnership (the "Borrower"), each of the Guarantors (as hereinafter defined), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent").

                                   WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to: (i)provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $2,500,000, (ii)extend the maturity date of a $574,604.89 term loan facility,
(iii)extend the maturity date of a $3,177,806.99 terin loan. facility, and
(iv)to provide a new $l, OOO, OOO term loan facility.

     WHEREAS, the revolving credit and term loan facilities shall be used for working capital; and

     WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS.
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     1.1  Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

     1.1.1 Affiliate as to any Person shall mean any other Person (i)which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii)which beneficially owns or holds 5%or more of any class of the voting or other equity interests of such Person, or (iii)5%or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

     1.1.2 Amicultural Liens shall mean any liens arising under Section 13 11.55 of the Ohio Revised Code which lien has been perfected in accordance with Section 13 11.56 of the Ohio Revised Code.


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     1.1.3 Agent shall mean PNC Bank, National Association, and its successors and assigns.

     1.1.4 Avreement shall mean this Amended and Restated Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

     1.1.5 Annual Statements 'shall have the meaning assigned to that term in
          Section 6.1.8.1.

     1.1.6 Assbnment and Assumption Agreement shall mean an Assignment and Assumption Agreement by, among a Purchasing Bank, a Transferor Bank and the Agent, as Agent, and on behalf of the remaining Banks, substantially in the form of Exhibit l-l(A).

     1.1.7 Authorized Offbzer shall mean those individuals, designated by written notice to the Agent f? om the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

     1.1.8 Banks shall mean the financial institutions named on Schedule 1.1
          (B)and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

     1.1.9 Base Rate shall mean the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent.

     1.1.10 Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3)of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

     1.1.11 Borrower shall mean Whiteford Foods Venture, L. P., a limited partnership organized and existing under the laws of the State of Texas.

     1.1.12 Borrowing Base shall mean an amount equal to the sum of(i)85%of the net amount of Eligible Accounts Receivable plus (ii)50%of the value of Borrower's Eligible Inventory.

     1.1.13 Borrowing Base Certificate shall mean the Borrowing Base Certificate in the form shown on attached Exhibit 1.1(B)delivered by Agent to the Borrower in connection with the Closing of &is Agreement, in connection with each Loan Request, and all amendments thereto and revisions thereof required by the Agent.

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     1.1.14 Borrowinp Date shall mean, with respect to any Loan, the date for the making thereof or the renewal, which shall be a Business Day.

     1.1.15 Business Dav shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Cincinnati, Ohio and, if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

     1.1.16 Cash Flow from Operations for any period of determination shall mean
          (i)the sum of net income, depreciation, amortization, other non-cash charges to net income, interest expense and income tax expense minus
          (ii) non-cash credits to net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

     1.1.17 Closinp Date shall mean the date on which this Credit Agreement is executed.

     1.1.18 Collateral shall mean the Life Insurance Collateral, the UCC Collateral, and the Real Property.

     1.1.19 Commitment shall mean as to any Bank the aggregate of its Revolving Credit Commitment and Term Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Term Loan Commitments of all of the Banks.

     1.1.20 Compliance Certificate shall have the meaning assigned to such term in Section 8.3.4.

     1.1.21 Contamination shall mean the presence of release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

     1.1.22 Current Assets shall mean the current assets of Borrower less the account receivable representing the debt owed by Whiteford Partners,
          L. P. to Borrower.

     1.1.23 Current Maturities of Long Term Debt shall mean that portion of the principal amount of Long Term Debt which must be repaid during the twelve fiscal months following the date on which the determination is being made plus capitalized lease obligations.

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     1.1.24 Debt Rating shall mean the rating of the Borrower's senior unsecured long-term debt by each of Standard &Poor's and Moody's.

     1.1.25 Dollar, Dollars, U. S. Dollars and the symbol $shall mean lawful money of the United States of America.

     1.1.26 EBITDA will mean operating income (or loss)before interest expenses, tax expenses, depreciation and amortization expenses

     1.1.27 EliPible Accounts Receivable shall mean those receivables of Borrower which the Agent deem, in its reasonable business judgment, to be acceptable to Agent, including, without limitation those accounts receivable aged less than 30 days as of the disbursement of any advance under the Revolving Loans.

     1.1.28 Elipible Inventory shall mean all meat inventories of Borrower reasonably acceptable to Agent, less the amount of any Agricultural Liens filed against such inventory.

     1.1.29 Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Law or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type by an Official Body pursuant to any Environmental Laws.

     1.1.30 Environmental Conditions shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, any Property.

     1.1.31 Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directories, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i)pollution or pollution control; (ii) protection of human health or the environment;
          (iii)employee safety in the workplace; (iv)the presence, use, management, generation, manufacture, processing, extraction, treatment recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release of threat of

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          Regulated Substances; (v)the presence of Contamination; (vi)the protection of endangered or threatened species, and (vii)the protection of Environmentally Sensitive Areas.

     1.1.32 Environmentally Sensitive Area shall mean (i)any wetland as defined by applicable Environmental Laws; (ii)any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws;
          (iii)any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v)a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

     1.1.33 ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented tiom time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     1.1.34 ERISA Groue shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated)under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 4 14 of the Internal Revenue Code.

     1.1.35 Euro-Rate shall mean the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upward to the nearest 1000th of 1%per annum)(i)the rate of interest determined by Agent in accordance with its usual procedures (which determination will be conclusive absent manifest error)to be the "ask" eurodollar rate evidenced by Telerate page 3 14 as quoted by Noonan, Astley &Pierce (or appropriate successor, or, if Noonan, Astley &Pierce or its successor ceases to provide such quotes, a comparable replacement as determined by Agent)two (2)Business Days prior to the first day of such Interest Period for an amount comparable to such Advance and having a borrowing date and a maturity comparable to such Interest Period, by (ii)a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

          The Euro-Rate ,may also be expressed by the following formula:

                      Telerate page 3 14 quoted by Noonan,
              Euro-Rate = Astley & Pierce or aupropriate successor
                      1 .OO - Euro-Rate Reserve Percentage

     1.1.36 Euro Rate Interest Period shall mean one (I)month.

     1.1.37 Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day: (i)as prescribed by the Board of Governors of the Federal Reserve System (or any successor)for

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          determining the reserve requirements (including supplemental, marginal and emergency reserve requirements)with respect to eurocurrency fbnding (currently referred to as "Eurocurrency Liabilities"); and
          (ii). to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by an govemmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A)any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B)any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

     1.1.38 Event of Default shall mean any of the events described in Section
          9.1 and referred to therein as an "Event of Default."

     1.1.39 Excess Cash Flow shall be computed as of the close of each fiscal year by taking the difference between Cash Flow fioni Operations for such fiscal year and Fixed Charges for such fiscal year. All determinations of Excess Cash Flow shall be based on the immediately preceding fiscal year and shall be made following the delivery by the Borrower to the Agent of the Borrower's audited financial statements for such preceding year.

     1.1.40 Expiration Date shall mean, (i)with respect to the Revolving Credit Commitments, January 3 1, 2001, (ii)with respect to the Term Loan Commitments, December 3 1,200l.

     1.1.41 Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest l/l 00 of 1%)announced by the Federal Reserve Bank of New York (or any successor)on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor)in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor)does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

     1.1.42 Financial Proiections shall have the meaning assigned to that term in Section 6.1.8.2.

     1.1.43 Fixed Charge Coverape Ratio shall mean the ratio of Cash Flow from Operations to Fixed Charges.

     1.1.44 Fixed Charges shall mean for any period of determination the sum of interest expense, income taxes, scheduled principal installments on

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          Indebtedness (as adjusted for prepayments), capital expenditures and payments under capitalized leases, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

     1.1.45 GAAP shall mean generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

     1.1.46 Guarantor shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.17.

     1.1.47 Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1 . l(G)(1).

     1.1.48 Guarantv of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

     1.1.49 Guarantv APreement shall mean the Guaranty Agreement executed and delivered by each of the Guarantors to the Agent for the benefit of the Banks.

     1.1.50 Historical Statements shall have the meaning assigned to that term in Section 6.1.8.1.

     1.1.51 Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several)of such Person for or in respect of:
          (i)borrowed money, (ii)amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii)reimbursement obligations (contingent or otherwise)under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv)any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements)having the commercial effect of a borrowing of money entered iuto by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of

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          business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30)days past due), or (v)any Guaranty of Indebtedness for borrowed money.

     1.1.52 Indemnitv shall mean the Environmental Indemnity Agreement among the Banks, the Agent and the Loan Parties relating to possible environmental liabilities associated with any of the Property.

     1.1.53 Ineligible Securitv shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U. S. C. Section 24, Seventh), as amended.

     1.1.54 Insolvencv Proceeding shall mean, with respect to any Person, (a)a case, action or proceeding with respect to such Person (i)before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or
          (ii)for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official)of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b)any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

     1.1.55 Interest Period shall mean a Euro-Rate Interest Period.

     1.1.56 Interim Statements shall have the meaning assigned to that term in
          Section 6.1.8.1.

     1.1.57 Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented fkom time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     1.1.58 Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

     1.1.59 Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

     1.1.60 Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, zge or other encumbrance or security mangement of any name whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment,

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          deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

     1.1.61 Life Insurance Collateral shall mean the property of the Albert D. Greenaway in which security interests are to be granted under the Life Insurance Assignment.

     1.1.62 Life Insurance Assignment shall mean the Collateral Assignment of Life Insurance given by Albert D. Greenaway to Agent for the benefit of Banks.

     1.1.63 LLC Interests shall have the meaning given to such term in Section 6.1.2.

     1.164 Loan Documents shall mean this Agreement, the Agent's Letter, the Guaranty Agreement, the Indemnity, the Mortgage, the Notes, the Life Insurance Assignment, the Security Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

     1.1.65 Loan Parties shall mean the Borrower and the Guarantors.

     1.1.66 Loan Request shall mean a Loan Request.

     1.1.67 Loans shall mean collectively and m shall mean separately all Revolving Credit Loans and the Term Loans or any Revolving Credit Loan or Term Loan.

     1.1.68 Lonp Term Debt shall mean any debt whose maturity date is greater than twelve (12)months.

     1.1.69 Mandatory Prepayment Date shall have the meaning assigned to that term in Section 5.6-l.

     1.1.70 Mandatory Prepavment of Excess Cash Flow shall have the meaning assigned to that term in Section 5.6.1.

     1.1.71 Material Adverse Change shall mean any set of circumstances or events which (a)has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b)is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c)impairs materially or could reasonably be expected to

                                       -9-
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          impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d)impairs materially or could reasonably be expected to impair materiaily the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

     1.1.72 Month, with respect to a Euro-Rate Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

     1.1.73 Moody's shall mean Moody's Investor Service, Inc. and its successors.

     1.1.74 Mortgage shall mean the Mortgage with respect to the Real Property executed and delivered by Borrower to the Agent for the benefit of the Banks, as may be amended f? om time to time.

     1.1.75 Multiemplover Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3)of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

     1.1.76 Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group)at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

     1.1.77 Notes shall mean the Revolving Credit Notes and the Term Notes, if any.

     1.1.78 Notices shall have the meaning assigned to that term in Section
          11.6.

     1.1.79 Oblipation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, Notes or any other Loan Document.

     1.1.80 Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

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     1.1.81 Partnership Interests shall have the meaning given to such term in
          Section 6.1.2.

     1.1.82 PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

     1.1.83 Permitted Investments shall mean:

          1.1.83.1 direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12)months or less from the date of acquisition;

          1.1.83.2 commercial paper maturing in 180_days or less rated not lower than A-l, by Standard &Poor's or P-l by Moody's on the date of acquisition; and

          1.1.83.3 demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-l, A or the equivalent or better by Standard &Poor's on the date of acquisition.

     1.1.84 Permitted Liens shall mean:

          1.1.84.1 Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

          1.1.84.2 Agricultural Liens in an amount less than $50,000 (in the aggregate)and which are released of record within 30 days after the date of such filing;

          1.1.84.3 Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

          1.1.84.4 Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

          1.1.84.5 Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money)or leases, not in excess of the aggregate amount due thereunder, or to secure statutory

                                      -ll-
               obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

          1.1.84.6 Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

          1.1.84.7 Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks;

          1.1.84.8 Liens by a bank on deposit accounts of any Loan Party or any Subsidiary of a Loan Party at such bank that arise by operation of law, and that are otherwise in compliance with the terms of this Agreement;

          1.1.84.9 Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; and

          1.1.84.10 The following, (A)if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B)if a final judgment is entered and such judgment is discharged within thirty (30)days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

               1.1.84.10.1 Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GASP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

               1.1.84.10.2 Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

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               1.1.84.10.3 Claims or Liens of mechanics, materialmen,
                    warehousemen, carriers, or OthtT statutory nonconsensual Liens; or

               1.1.84.10.4 Liens resulting from final judgments or orders described in Section 9.1.6.

     1.1.85 Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

     1.1.86 Plan shall mean at any time an employee pension benefit plan (including a .Giple Employer Plan, but not a Multiemployer Plan)which is covered by. Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either
          (i)is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii)has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

     1.1.87 PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

     1.1.88 Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

     1.1.89 Principal Offtce shall mean the main banking office of the Agent in Cincinnati, Ohio.

     1.1.90 Prior Securitv Interest shall mean a valid and enforceable perfected firstpriority security interest under the Uniform Commercial Code in the UCC Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.

     1.1.91 Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

     1.1.92 Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

     1.1.93 Purchasing Bank shall mean a Bank that becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

     1.1.94 Ratable Share shall mean the proportion that a Bank's Commitment bears to the Commitments of all of the Banks.

     1.1.95 Real Property shall mean the real estate owned by Borrower and located in Darke County, Ohio, which shall be encumbered by the Mortgage.

     1.1.96 Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance, " "toxic chemical, " "toxic substance," "toxic waste," "hazardous waste, " "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste, " "medical waste," or "regulated substance" or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

     1.1.97 Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

     1.1.98 Renewal Fee shall have the meaning set forth in Section 10.15.

     1.1.99 Reportable Event shall mean a reportable event described in Section 4043 of ERlSA and regulations thereunder with respect to a Plan or Multiemployer Plan

     l.l.lOO Required Banks shall mean:

          1.1.100.1 if there are no Loans, Required Banks shall mean Banks whose Commitments aggregate at least 66%of the Commitments of all of the Banks, or

          1.1.100.2 if there are Loans, Required Banks shall mean:

               1.1.100.2.1 prior to a termination of the Commitments hereunder pursuant to Section 9.2.1 or 9.2.2, any Bank or group of Banks if the sum of the Loans of such Banks then outstanding aggregates at least 66%of the total principal amount of all of the Loans then outstanding.

               1.1.100.2.2 After a termination of the Commitments hereunder pursuant to Section 9.2.1 or 9.2.2, any Bank or group of Banks if the sum of the Loans of such Banks then outstanding aggregates at least _%of the total principal amount of all of the Loans then outstanding.

     l.l.lOl Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

     l.l.lO Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

     1.1.103 Required Share shall have the meaning assigned to such term in
          Section 5.11.

     1.1.104 Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B)in the colUmn labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolvinp Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

     1.1.105 Revolving Credit Loans shall mean collectively and Revolvinp Credit Loan shall mean Separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1.

     1.1.106 Revolving Credit Notes shall mean any Revolving Credit Note of the Borrower issued by the Borrower at the request of a Bank pursuant to
          Section 5.10 evidencing the Revolving Credit Loans to such Bank, together with all amendments, extensions, renewals, replacements, refinancings or retidings thereof in whole-or in part.

     1.1.107 Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans outstanding.

     1.l.O8 SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

     1.1.109 Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

     1.l.l1O Securitv Apreement shall mean the Security Agreement executed and delivered by each of the Loan Parties to the Agent for the benefit of the Banks.

     1.1.111 Settlement Date shall mean the day of each week that Borrower makes a draw or a payment (if such day is a Business Day and if not, the next succeeding Business Day)and any other Business Day on which the Agent elects to effect settlement pursuant to Section 5.11.

     1.1.112 Shares shall have the meaning assigned to that term in Section
           6.1.2.

     1.1.113 Standard &Poor's shall mean Standard &Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     1.l.114 Subsidiary of any Person at any time shall mean (i)any corporation or trust of which 50%or more (by number of shares or number of votes)of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights)is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii)any partnership of which such Person is a general partner or of which 50%or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii)any limited liability company of which such Person is a member or of which 50%or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or
          (iv)any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

     l.lll Subsidiarv Shares shall have the meaning assigned to that term in
          Section 6.1.2.

     1.1.116 TangibIe Net Worth shall mean the total of the paid in capital, capital contributions, surplus, general contingency reserves and retained earnings (deficit)of Borrower and its Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles, minus the following items (without duplication of deductions), if any, appearing on the consolidated balance sheet of Borrower:

          (i) all deferred charges (less amortization, unamortized debt discount and expense and corporate organization expenses;

          (ii) the book amount of all assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing;

          (iii)the amount by which aggregate inventories or aggregate securities appearing on the asset side of s such consolidated balance sheet exceed the lower or cost or market value (at the date of such balance sheet)thereof;

          (iv) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset; and

          (v) the account identified as "other" on Borrower's financial statements which represents the debt owing from Whiteford Partners, L. P. to Borrower.

     1.1.117 Term Loan A shall have the meaning given to such term in Section 3.1.1.

     1.1.118 Term Loan B shall have the meaning given to such term in Section 3.1.2.

     1.l.119 Term Loan C shall have the meaning given to such term in Section
          3.1.3.

     l.l.l2O Term Loans shall mean collectively Term Loan A, Term Loan B and
          Term Loan C.

     1.1.121 Term Loan A Interest Rate shall mean the interest rate set forth in
          Section 4.1.2.1.

     1.1.122 Term Loan B Interest Rate shall mean the interest rate set forth in
          Section 4.1.2.2.

     1.1.123 Term Loan C Interest Rate shall mean the interest rate set forth in
          Section 4.1.2.3.

     1.1.124 Term Loan Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B)in the column labeled "Amount of Commitment for Term Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Banks.

     1.1.125 Term Notes shall mean collectively and Term Note shall mean separately all of the Term Notes of the Borrower issued by the Borrower at the request of a Bank pursuant to Section 5.10 evidencing the Term Loans together with all amendments, extensions, renewals, replacements, refinancings or refunds thereof in whole or in part.

     1.1.126 Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

     1.1.127 UCC Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Security Agreement.

     1.1.128 Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction (the "Uniform Commercial Code")or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

     1.2.1 Number; Inclusion. References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

     1.2.2 Determination. References to "determination" of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations)and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations)and such determination shall be conclusive absent manifest error;

     1.2.3 Agent's Discretion and Consent. Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith,

     1.2.4 Documents Taken as a Whole. The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

     1.2.5 Headings. The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

     1.2.6 Implied References to this Apreement. Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

     1.2.7 Persons. Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

     1.2.8 Modifications to Documents. Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto .or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

     1.2.9 From, To and Through. Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

     1.2.10 Shall: Will. References to "shall" and "will" are intended to have the same meaning.

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms)under GASP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.8.1. In the event of any change. after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

2.   REVOLVING CREDIT FACILITIES.

     2.1  Revolving Credit Commitments.

          2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to each such Loan the aggregate amount of Loans from such Bank shall not exceed the lesser of (i)such Bank's Revolving Credit Commitment, or (ii)the Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

     2.2 Nature of Banks'Oblbations with Respect to Revolvine Credit Loans. Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.3 in accordance with its Ratable Share. The aggregate Dollar Equivalent amount of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

     2.3  Revolvinp Credit Loan Requests.

          2.3.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans by delivering to the Agent, not later than 10: 00 a. m., Cincinnati tune, one (1)Business Day prior to either the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.3 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be accompanied by a duly completed Borrowing Base Certificate substantially, shall be irrevocable and shall specify (i)the proposed Borrowing Date; and
               (ii)the aggregate amount of the proposed Loans, which shall be not more than the Maximum Amount.

     2.4 Making Revolvinp Credit The Loans: RevolvinP Agent shall, Credit Notes. promptly after receipt by it of a Loan Request pursuant to
          Section 2.3, notify the Banks of its receipt of such Loan Request specifying: (i)the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii)the amount and type of each such Revolving Credit Loan; and (iii)the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shah, to the extent the Banks have made funds available to it for such purpose and subject to Section 7.2, fund such Revolving Credit Loans to the Borrower in U. S. Dollars and immediately available funds at the Principal Office prior to 2: 00 p. m., Cincinnati, Ohio time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 10.16.

     2.5 RevolvinP Credit Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

     2.6 Use of Proceeds. The proceeds of the Revolving Credit Loans shah be used for working capital purposes and in accordance with Section 8.1.10.

     2.7 Extension bv Banks of the Expiration Date. Upon or promptly after delivery by the Borrower of the annual financial statements to be provided under Section 8.3.3 for the fiscal year ending December 3 1,200O or any subsequent fiscal year, the Borrower may request a one-year extension of the Expiration Date by written notice to the Banks, and the Banks agree to respond to the Borrower's request for an extension by the later of sixty (60)days following receipt of the request; provided, however, that the failure of any Bank to respond within such time period shall not in any manner constitute an agreement by such Bank to extend the Expiration Date. If all Banks elect to extend, the Expiration Date shall be extended for a period of one year.

3.   TERM LOANS.

     3.1 Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Bank severally agrees to make the term loans asset forth below to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding such Bank's Term Loan
          Commitment:

          3.1.1 Term Loan A. Each Bank severally agrees to make, subject to the terms and conditions herein set forth, the Term Loan A (" Term Loan A")to the Borrower in an amount not to exceed $3,177,806.99 in the aggregate; provided that no Default or Event of Default exists.

          3.1.2 Term Loan B. Each Bank severahy agrees to make, subject to the terms and conditions herein set forth, the Term Loan B (" Term Loan B")to the Borrower in an amount not to exceed $574,604.89 in the aggregate; provided that no Default or Event of Default exists.

          3.1.3 Term Loan C. Each Bank severally agrees to make, subject to the terms and conditions herein set forth, the Term Loan C (" Term Loan C")to the Borrower in an amount not to exceed $1,000,000 in the aggregate; provided that no Default or Event of Default exists.

     3.2 Nature of Banks'Obligations with Respect to Term Loans. The obligations of each Bank to make Term Loans to the Borrower shah be in the proportion that such Bank's Term Loan Commitment bears to the Term Loan Commitments of all Banks to the Borrower, but each Bank's Term Loan to the Borrower shall never exceed its Term Loan Commitment. The failure of any Bank to make a Term

                                      -2l-

          Loan shall not relieve any other Bank of its obligations to make a Term Loan nor shall it impose any additional liability on any other Bank hereunder. The Banks shall have-no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1.

     3.3 Use of Proceeds_The proceeds of the Term Loans shall be used for working capital and in accordance with Section 8.1.10.

4.   INTEREST RATES.

     4.1 Interest Rates. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as set forth below applicable to the Loans. If at any 'time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

               4.1.1 Revolving Credit Interest Rate. The Borrower shah pay interest for the Revolving Credit Loan at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed)equal to the Base Rate plus two percent (2%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

               4.1.2 Term Loan Interest Rates. The Borrower shall pay interest for each Term Loans at the interest rates as set forth below:

                    4.1.2.1 Term Loan A Rate. The Borrower shah pay interest for
                         Term Loan A at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed)equal to the Base Rate plus one percent (l%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

                    4.1.2.2 Term Loan B Rate. The Borrower shall pay interest
                         for Term Loan B at a rate per annum (computed on the basis of a year of 360 days and actual days elapsed)equal to the Euro-Rate plus three percent (3%).

                    4.1.2.3 Term Loan C Bate. The Borrower shall pay interest
                         for Term Loan C at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed)equal to the Base Rate plus two percent (2%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

     4.2 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shah have .been cured or waived:

          4.2.1 The Interest rate Rate. of interest for each Loan otherwise applicable pursuant to Section 4.1, respectively, shall be increased by 6.0%per annum; and

          4.2.2 Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate plus an additional 6%per annum from the time such Obligation becomes due and payable and until it is paid in full. The

          4.2.3 Acknowledement. Borrower acknowledges that the increase in rates referred to in this Section 4.2 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shah be payable by Borrower upon demand by Agent.

     4.3 Euro-Rate Unascertainable: Illegality; Increased Costs: Deposits Not Available.

          4.3.1 Unascertainable. If on any date on which a Euro-Rate would otherwise be determined with respect to Term Loan B, the Agent shall have determined that:

          4.3.1.1 adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

          4.3.1.2 a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate,

               the Agent shall have the rights specified in Section 4.4.3.

          4.3.2 Illegality; Increased Costs: Deposits Not Available. If at any time any Bank shall have determined that:

               4.3.2.1 the making, maintenance or funding of any Loan to which a
                    Euro-Rate applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

               4.3.2.2 such Euro-Rate will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

               4.3.2.3 after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the London interbank eurodollar market, then the Agent shall have the rights specified in Section 4.4.3.

          4.3.3 Agent's and Bank's Riphts. In the case of any event specified in
               Section 4.4.1 above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such notice, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 5.7.2, as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either (i)as applicable, convert such Loan to the Base Rate Gption otherwise available with respect to such Loan or (ii)prepay such Loan in accordance with
               Section 5.5. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

5.   PAYMENTS.

     5.1 Payments. All payments and prepayments to be made in respect of principal, interest or other fees or amounts due from the Borrower hereunder shall be payable prior to 11: OO a. m., Cincinnati, Ohio time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Revolving Credit Loans or Term Loans in U. S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11: OO a. m., Cincinnati, Ohio time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required )and shall be deemed an "account stated."

     5.2 Pro Rata Treatment of Banks. Each borrowing of Revolving Credit Loans or Term Loans shall be allocated to each Bank according to its Ratable Share, and each payment or prepayment by the Borrower with respect to principal or interest on the Revolving Credit Loans or Term Loans or other fees or amounts due from the Borrower hereunder to the Banks with respect to the Revolving Credit Loans or Term Loans, shall (except as provided in Section 4.3.3 in the case of an event specified in Section 4.3, 5.5.2 or 5.7)be made in proportion to the applicable Revolving Credit Loans or Term Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank.

     5.3 Interest Payment Dates. Interest on all Loans shall be due and payable in arrears on the first Business Day of each month after the date hereof and on the Expiration Date or upon acceleration of the Loan. Interest on mandatory prepayments of principal under Section 5.6 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

     5.4 Principal Payment Dates Principal on the Term Loans shall be due and payable on the first Business Day of each month after the date hereof and on the Expiration Date or upon acceleration of the Loan. Borrower shall make monthly principal payment amounts on the Term Loans as follows:

          5.4.1 Term Loan A. Borrower shall make monthly principal payments to Agent in the amount of $11,000.

          5.4.2 Term Loan B. Borrower shall make monthly principal payments to Agent in the amount of $27,362.00.

          5.4.3 Term Loan C. Beginning on November 1,2000, Borrower shall make monthly principal payments to Agent in the amount of $12,000.

     5.5  Voluntary Prepayments.

          5.5.1 Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.5.2 below or in Section 5.7):

               5.5.1.1 at any time with respect to any Loan to which the Base
                    Rate applies,

               5.5.1.2 on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate applies,

               5.5.1.3 on the date specified in a notice by any Bank pursuant to
                    Section 4.3 with respect to any Loan to which a Euro-Rate applies.

               Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1: 00 p. m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans, setting forth the following information:

               (i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

               (ii) a statement indicating the application of the prepayment between Revolving Credit Loans and Term Loans; and

               (iii) the total principal amount of such prepayment.

                    All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this
                    Section 5.5.1 shall be applied to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities. Except as provided in Section 4.3.3, if the Borrower prepays a Loan but fails to specify the applicable Loan which the Borrower is prepaying, the prepayment shall be applied (i)first to Revolving Credit Loans and then to Term Loans; and (ii)after giving effect to the allocations in clause (i)above and in the preceding sentence, first to Loans to which the Base Rate applies, then to Loans to which the Euro-Rate applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 5.7.2.

          5.5.2 Replacement of a Bank. In the event any Bank (i)gives notice under Section 4.3 or Section 5.7.1, (ii)does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, or (iii)becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank's Commitment within ninety (90)days after (x)receipt of such Bank's notice under Section 4.3 or 5.7.1, (y)the date such Bank has failed to fund

               Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank, or (z)the date such Bank became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 5.7 and any accrued interest due on such amount and any related fees; provided, however, that the Commitment and Term Loan of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent; provided, further, the remaining Banks shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section A*10 14

          5.5.3 Chance of Lendine Offrce. Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.3.2 or 5.7.1 with respect to such Bank, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank)to designate another Lending Office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.5.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Bank provided in this Agreement.

     5.6  Mandatory Prepayments.

          5.6.1 Excess Cash Flow. Within five (5)Business Days of delivery of the Borrower's annual financial statements pursuant to Section 8.3.3, but in any event no later than May 15*of each year during the term hereof (each, a "Mandatory Prepayment Date"), the Borrower shall make a mandatory prepayment of principal on the Term Loans equal to 25%of Excess Cash Flow for the immediately preceding fiscal year, subject to a credit for voluntary prepayments made pursuant to Section 5.5 during the immediately preceding fiscal year, together with accrued interest on such principal amount (each, a "Mandatory Prepayment of Excess Cash Flow"). Each Mandatory Prepayment of Excess Cash Flow shall be applied to payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities. To the extent that a Mandatory Prepayment of Excess Cash Flow exceeds the outstanding principal amount of the Term Loans, such prepayment shall be limited to the amount necessary to prepay the Term Loans in full.

          5.6.2 Sale of Assets. Within five (5)Business Days of any sale of assets authorized by Section 8.2.6.5, the Borrower shall make a mandatory prepayment of principal on the Term Loans equal to the after-tax proceeds of such sale (as estimated in good faith by the Borrower), together with accrued interest on such principal amount. All prepayments pursuant to this Section 5.6.2 shall be applied to payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities.

          5.6.3 Application Among Interest Rates. All prepayments required pursuant to this Section 5.6 shall first be applied among the interest rates to the principal amount of the Loans subject to the Base Rate, then to Loans subject to a Euro-Rate. In accordance with Section 5.7.2, the Borrower shall indemnify the Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate on any day other than the last day 'of the applicable Interest Period.

     5.7  Additional Compensation in Certain Circumstances.

          5.7.1 Increased Costs or Reduced Return ResultinP from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law)of any central bank or other Official
               Body:

          5.7.1.1 subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

          5.7.1.2 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent)of, deposits with or for the account of, or other acquisitions of funds by, any Bank or any Lending Office of any Bank, or

          5.7.1.3 imposes, modifies or deems applicable any capital adequacy or similar requirement (A)against assets (funded or contingent)of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B)otherwise applicable to the obligations of any Bank or any Lending Office of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin)upon any Bank or its Lending Office with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy)by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith)by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten
         (10)Business Days after such notice is given.

          5.7.2 Indemnitv. In addition to the compensation required by Section 5.7, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a Euro-Rate)which such Bank sustains or incurs as a consequence of any

               5.7.2.1 payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

               5.7.2.2 attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise)in whole or part any Loan Requests under Section 2.3, or notice relating to prepayments under Section 5.5, or

               5.7.2.3 default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise)any principal of or interest on the Loans or any other amount due hereunder.

               If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable)to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10)Business Days after such notice is given.

     5.8 Interbank Market Presumption. For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, any Loan under the Euro-Rate, each Bank and Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and, each Bank's and Agent's determination of amounts payable under, and actions required or authorized by, Sections 4.3 and 5.7 shall be calculated, at each Bank's and Agent's option, as though each Bank and Agent funded its Loan under the Euro Rate through the purchase of deposits of types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

     5.9  Taxes.

          5.9.1 No Deductions. All payments made by Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank and all income and franchise taxes applicable to any Bank of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i)the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.9.1 each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii)Borrower shall make such deductions and
               (iii)Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

          5.9.2 Stamp Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or ti-om the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

          5.9.3 Indemnification for Taxes Paid by a Bank. Borrower shall indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.9.3)paid by any Bank and any liability (including penalties, interest, and expenses)arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date a Bank makes written demand therefor.

          5.9.4 Certificate. Within 30 days after date of any payment of any Taxes by Borrower, Borrower shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing. payment thereof. If no Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Bank, provide a certificate of an officer of Borrower to that effect.

          5.9.5 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in Sections 5.9.1 through 5.9.3 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

     5.10 Notes. Upon the request of any Bank, the Revolving Credit Loans or Term Loans made by such Bank may be evidenced by a Revolving Credit Note or a Term Note.

     5.11 Settlement Date Procedures. Not later than 12: 00 p. m. on each Settlement -'l Date, the Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans (each a "Required Share"). Prior to 2: 00 p. m., Cincinnati, Ohio time, on such Settlement Date, each Bank shall pay to the Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans. The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on Mandatory Prepayment Dates and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1. The Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Agent such Bank's Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Agent to pay immediately to such Bank its Ratable Share of all payments made by the borrower to the Agent with respect to the Revolving Credit Loans.

6.   REPRESENTATIONS AND WARRANTIES.

     6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

          6.1.1 Orpanization and Qualification. Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its

                                      -3l-
               properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

          6.1.2 Subsidiaries. Schedule 6.1.2 states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares")and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests")if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests")if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.2.

          6.1.3 Power and Authoritv. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

          6.1.4 Validitv and Bindinp Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors'rights generally or limiting the right of specific performance.

          6.1.5 No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i)the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii)any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired)of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

          6.1.6 Litipation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

          6.1.7 Title to Properties. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and the lien against Borrower's property in favor of IRON Solutions, Inc. in connection with the judgment dated November 1, 1999 in the amount of $30,000, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent that has not previously been obtained upon consummation of the transactions contemplated hereby.

          6.1.8 Financial Statements.

               6.1.8.1 Historical Statements. The Borrower has delivered to the
                    Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 3 1, 1999 (the "Annual Statements"). In addition, the Borrower has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 3 1, 2000 (the "Interim Statements")(the Annual and Interim Statements being collectively referred to as the

                    "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements)to normal year-end audit adjustments.

               6.1.8.2 Financial Proiections. The Borrower has delivered to the
                    Agent financial projections of the Borrower and its Subsidiaries for the period ending December 31, 2000 derived from various assumptions of the Borrower's management (the "Financial Projections"). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower's management. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

               6.1.8.3 Accuracy of Financial Statements. Neither the Borrower
                    nor any Subsidiary of the Borrower, has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 3 1,1999, no Material Adverse Change has occurred.

          6.1.9 Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

               6.1.9.1 General. The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.6,3.3 and u 8 1 10

               6.1.9.2 Margin Stock. None of the Loan Parties or any
                    Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve

                    System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25%of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

               6.1.9.3 Section 20 Subsidiaries. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30)days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

          6.1.10 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

          6.1.11 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

          6.1.12 Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.12, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.12.

          6.1.13 No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of(i)any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or
               (ii)any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

          6.1.14 Patents, Trademarks, Copyrights, Licenses. Etc. Each @. n Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

          6.1.15 Insurance. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

          6.1.16 Compliance with Laws. The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

          6.1.17 Material Contracts: Burdensome Restrictions. All material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law that could result in a Material Adverse Change.

          6.1.18 Investment Companies: Regulated Entities. None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

          6.1.19 Borrowinp Base Certificate. The Borrower has delivered to Agent a duly completed Borrowing Base Certificate.

          6.1.20 Plans and Benefit Arrangements. Except as set forth on Schedule 6.1.l.20.

               6.1.20.1 The Borrower and each other member of the ERlSA Group are in compliance in all material respects with any applicable provisions of ERlSA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any, other member of the ERlSA Group. The Borrower and all other members of the ERlSA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERlSA Group (i)have fulfilled in all material respects their obligations under the minimum funding standards of ERlSA, (ii)have not incurred any liability to the PBGC, and (iii)have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

               6.1.20.2 No event requiring notice to the PBGC under Section
                    302@)(4)(A)of ERlSA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan,

               6.1.20.3 Neither the Borrower nor any other member of the ERlSA
                    Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ElUSA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERlSA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title lV of ERlSA.

          6.1.21 Employment Matters. Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and. local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change. The Borrower has delivered to the Agent true and correct copies of each of the Labor Contracts.

          6.1.22 Environmental Matters.

               6.1.22.1 None of the Loan Parties or any Subsidiaries of any Loan
                    Party has received any Environmental Complaint, including but not limited to those from any Official Body or private Person alleging that such Loan Party or Subsidiary or any prior owner, operator or occupant of any of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U. S.
                    C. 9 9601, et seq., or any analogous state or local Law, and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan Party's knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Required Environmental Permits.

          6.1.23 Senior Debt Status. The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least & m in priority of payment with all other Indebtedness of such Loan Party except indebtedness of such Loan Party to the extent secured by

               Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party that secures indebtedness or other obligations of any Person except for Permitted Liens.

          6.1.24 Appraisals and Collateral Audit. Agent shall have received appraisals, collateral audits, or valuations of the Borrower's assets as Agent may require in form and substance satisfactory to Agent in all respects.

     6.2 Continuation of Representations. The Loan Parties make the representations and warranties in this Section 6 on the date hereof and on the Closing Date and each date thereafter on which a Loan is made provided in and subject to Sections 7.1 and 7.2.

7. CONDITIONS OF LENDING. The obligation of each Bank to make Loans hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

     7.1  Initial Advances. On the Closing Date:

          7.1.1 Officer's Certificate. The representations and warranties of each of the Loan Parties contained in Section 6 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Off&r, President or Chief Financial Offker of each of the Loan Parties, to each such effect.

          7.1.2 Secretary's Certificate. There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

               7.1.2.1 all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

               7.1.2.2 the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this

                    Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

               7.1.2.3 copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business and a bring-down certificate by facsimile dated the Closing Date.

          7.1.3 Delivery of Guaranty Agreements. The Guaranty Agreement shall have been duly executed and delivered to the Agent for the benefit of the Banks.

          7.1.4 Opinion of Counsel. The Agent and each Bank has received an opinion of counsel for the Loan Parties directed to the Agent and the Lenders in form and substance and from counsel acceptable to the Agent.

          7.1.5 LePal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement -and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

          7.1.6 Payment of Fees. The Borrower shall have paid or caused to be paid to the Agent the Renewal Fee and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed, including the payment of costs incurred by Agent as reimbursement for appraisals in the amount of $11,800.

          7.1.7 Consents. All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.12 shall have been obtained.

          7.1.8 Offricer's Certificate ReParding MACs. No Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of any Loan Party or Subsidiary of any Loan Party; and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the

               Chief Executive Officer, President or Chief Financial Officer of each Loan Party to each such effect.

          7.1.9 No Violation of Laws. The making of the Loans shall not contravene any Law applicable to any Loan Party or any of the Banks.

          7.1.10 No Actions or Proceedinps. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

          7.1.11 Borrowing Base Certificate. The Agent shall have received from the Borrower a duly completed Borrowing Base Certificate.

     7.2 Each Additional Loan. At the time of making any Loans other than Loans made on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 and in the other Loan Documents shall be true on and as of the date of such additional Loan with the same effect as though such representations and warranties had been made on. and as of such date (except representations and warranties-which .', expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein)and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request as the case may be.

8.   COVENANTS.

     8.1 Affirmative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties'other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

          8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.5.

          8.1.2 Payment of Liabilities. Includine Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GASP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party or which would affect the Collateral, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

          8.1.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers'compensation, public liability and business interruption insurance)and against other risks (including errors and omissions)in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent.

          8.1.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted)in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof

          8.1.5 Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

          8.1.6 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties or the Collateral and to examine and make excerpts from its books and records for the purpose of verifying the amount, quality, quantity, value and condition of, or any other matter relating to the properties or the Collateral and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice ,prior to any visit or inspection. ln the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

          8.1.7 KeepinP of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GASP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

          8.1.8 Plans and Benefit Arranpements. The Borrower shall, and shall cause each other member of the ERlSA Group to, comply with ERlSA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERlSA and shall make, and cause each member of the ERlSA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

          8.1.9 Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

          8.1.10 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only for general corporate purposes and for working capital. The Loan Parties will not use of the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof

     8.2 Negative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties'other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

          8.2.1 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

               8.2.1.1 Indebtedness under the Loan Documents;

               8.2.1.2 Existing Indebtedness as set forth on Schedule 8.2.1
                    (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1; and

               8.2.1.3 Capitalized and operating leases as and to the extent permitted under Section 8.2.13.

          8.2.2 Each Liens. of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

          8.2.3 Guaranties. Each of the Loan Parties shall not, and shall not permi~any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder.

          8.2.4 Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make 'or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited)or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

               8.2.4.1 trade credit extended on usual and customary terms in the ordinary course of business;

               8.2.4.2 advances to employees to meet expenses incurred by such employees in the ordinary course of business;

               8.2.4.3 Permitted Investments; and

               8.2.4.4 loans, advances and investments in other Loan Parties.

          8.2.5 Liquidations. Mergers. Consolidations. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties.

          8.2.6 Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or. of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

               8.2.6.1 transactions involving the sale of inventory in the ordinary course of business;

               8.2.6.2 any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;

               8.2.6.3 any sale, transfer or lease of assets by any wholly owned
                    Subsidiary of such Loan Party to another Loan Party;

               8.2.6.4 any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 8.2.13; or

               8.2.6.5 any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i)through
                    (iv)above, which is approved by the Required Banks so long as the after-tax proceeds

                    (as reasonably estimated by the Borrower)are applied as a mandatory prepayment of the Term Loans in accordance with the provisions of Section 5.6.2 above.

          8.2.7 Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person)unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm%-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable law.

          8.2.8 Subsidiaries. Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i)any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; and (ii)any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.17. Each of the Loan Parties shall not become or agree to (1)become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2)become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3)become a joint venturer or hold a joint venture interest in any joint venture.

          8.2.9 Change of Control. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least sixty
               (60)calendar days'prior written notice to Agent and the Banks and, in the event such change would be adverse to the Banks as determined by Agent in its sole discretion, obtaining the prior written consent of the Required Banks.

          8.2.10 Continuation of or Chawe in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than that in which it is currently engaged, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

          8.2.11 Plans and Benefit Arrawements. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in a Prohibited

               Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, along or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA or otherwise violate ERlSA.

          8.2.12 Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1" and ending December 3 1".

          8.2.13 Capital Expenditures. The Borrower will not make Capital Expenditures which, when calculated in accordance with generally accepted accounting principles, would exceed $250,000 in the aggregate during any fiscal year. Unexpended amounts from the prior fiscal year may not be carried forward to the next fiscal year."

          8.2.14 MAximum Leverage Ratio. The Loan Parties shall not at any time permit the ratio of consolidated total liabilities of the Borrower to Tangible Net Worth to exceed the ratio of 1.90 to 1 .O.

          8.2.15 EBITDA. The Borrower shall not permit EBITDA calculated as of the end of month, to be less than the following amounts for the following periods: (1)$800,000 for the month ending July 3 1, 2000; (2)$960,000 for the month ending August 3 1, 2000;
               (3)$1,090,000 for the month ending September 30, 2000;
               (4)$1,200,000 for the month ending October 3 1, 2000;
               (5)$1,325,000 for the month ending November 30, 2000; and
               (6)$1,475,000 for the month ending December 3 1, 2000 and for each month thereafter on a going forward basis.

          8.2.16 Minimum Tawible Net Worth. The Borrower will not permit the Borrower's Tangible Net Worth to be less than $6,000,000.00 at any time.

          8.2.17 Minimum Current Ratio. The Loan Parties shall not at any time permit the ratio of consolidated Current Assets of the Borrower and its Subsidiaries to consolidated current liabilities of the Borrower and its Subsidiaries to be less than 0.75 to 1 .O.

          8.2.18 Dividends. The Borrower will not declare or pay any distributions to its partners or redeem any partnership interests. Notwithstanding the above, for as long as the Borrower elects to be taxed as a Subchapter S corporation for federal income tax purposes, Borrower may, upon the prior written consent of Agent, pay distributions to Whiteford Partners, L. P. in an amount equal to the amount necessary to cover federal, state and local income taxes payable as a result of income of the Borrower being included on Whiteford Partners, L. P.'s tax returns, calculated at the actual income tax rate payable.

     8.3 Reportiw Requirements. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and

          Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties'other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will Finnish or cause to be furnished-to the Agent and each of the Banks:

          8.3.1 Monthlv Financial Statements. As soon as available and in any event within thirty (30)calendar days after the end of each calendar month, the Borrower's internally prepared financial statements of the Borrower with respect to such calendar month, which financial statements will: (a)be in reasonable detail and in form reasonably satisfactory to Agent; (b)include a balance sheet as of the end of such period, profit and loss and surplus statements for such period and an income statement for such period; (c) include prior year comparisons; and_(d)be on a consolidating and consolidated basis for the Borrower and its Subsidiaries, and for any entity in which the Borrower's financial information is consolidated in accordance with generally accepted accounting principles.

          8.3.2 Ouarterlv Financial Statements. As soon as available and in any event within forty-five (45)calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders'equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments)by the Chief Executive Officer, President or Chief F&ncial Officer of the Borrower as having been prepared in accordance with GASP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 if within forty-five (45)days after the end of their fiscal quarter, the Borrower delivers to the Agent and each of the Banks a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meets the requirements described in this Section.

          8.3.3 Annual Financial Statements. As soon as available and in any event within ninety (90)days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders'equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur)and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 if within ninety (90)days after the end of their fiscal year the Borrower delivers to the Agent and each of the Banks a copy of its Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

          8.3.4 Certificate of the Borrower. Concurrently with the financial statements of'the Borrower furnished to the Agent and to the Banks pursuant to Sections 8.3.1, 8.3.2 and 8.3.3, a certificate of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of
               Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.4, (i)the representations and warranties of the Borrower contained in Section 5.10 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time)and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii)no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii)containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2.

          8.3.5 Borrowing Base Certificate. With each request for an advance under the Revolving Credit Note and upon the request from time to time of Agent, but in no event less often than monthly, furnish the Agent a Borrowing Base Certificate.

          8.3.6 Notice of Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

          8.3.7 Notice of Litipation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $100,000 or which if adversely determined would constitute a Material Adverse Change.

          8.3.8 Notice of Change in Debt Rating. Within two (2)Business Days afler Standard &Poor's or Moody's announces a change in the Borrower's Debt Rating, notice of such change, Borrower will deliver together with such notice a copy of any written notification which Borrower received from the applicable rating agency regarding such change of Debt Rating.

          8.3.9 Sale of Assets. At least thirty (30)calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.6.4 or 8.2.6.5.

          8.3.10 Other Reports and Information. Promptly upon their becoming available to the Borrower, such other reports and information as any of the Banks may horn time to time reasonably request. The Borrower shall also notify the Banks promptly of the enactment or adoption of any Law that may result in a Material Adverse Change.

          8.3.11 Notices Repardinp Plans and Benefit Arrangements.

          8.3.11.1Certain Events. Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto)of:

               8.3.11.1.1 any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                    8.3.11.1.2 any Prohibited l%ansaction which could subject
                         the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i)of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                    8.3.11.1.3 any assertion of material withdrawal liability
                         with respect to any Multiemployer Plan,

                    8.3.11.1.4 any partial or complete withdrawal from a
                         Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                    8.3.11.1.5 any cessation of operations (by the Borrower or any other member of the ERISA Group)at a facility in the circumstances described in Section 4062(e)of ERISA,

                    8.3.11.1.6 withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                    8.3.11.1.7 a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f)of ERISA,

                    8.3.11.1.8 the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to
                         Section 307 of ERISA, or

                    8.3.11.1.9 any change in the actuarial assumptions or
                         funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

               8.3.11.2 Notices of Involuntarv Termination and Annual Promptly
                    Reports. after receipt thereof, copies of (a)all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan admi&stered or . maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series)and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information)to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

               8.3.11.3 Notice of Voluntarv Termination. Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 53 10, filed with the PBGC in connection with the termination of any Plan.

                                      -5l-

9.   DEFAULT.

     9.1 Events of Default. Au Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

          9.1.1 Pavments Under Loan Documents. The Borrower shall fail to pay
               (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity)when such principal is due hereunder or (ii)any interest on any Loan or any other amount owing hereunder or under the other Loan Documents within (3)Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

          9.1.2 Breach of Warrantv. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

          9.1.3 Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 or Section 8.2;

          9.1.4 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten
               (10)Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

          9.1.5 Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not)any indebtedness when due (whether at stated maturity, by acceleration or otherwise)or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived)or the termination of any commitment to lend;

          9.1.6 Final Judpments or Orders. Any final judgments or orders for the payment of money in excess of $50,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, -52-which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30)days from the date of entry;

          9.1.7 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents)in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms)or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

          9.1.8 Uninsured Losses; Proceedings Against Assets. Any of the Loan Parties'or any of their Subsidiaries'assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30)days thereafter;

          9.1.9 Notice of Lien or Assessment. A notice of Lien or assessment in excess of $25,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties'or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30)days after the same becomes payable;

          9.1.10 Insolvencv. Any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;

          9.1.11 Events RelatinP to Plans and Benefit Arranpements. Any of the following occurs: (i)any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii)proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii)a trustee shall be appointed to administer or liquidate any Plan; (iv)the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i),
               (ii), (iii)or (iv)above, the Agent determines in good faith that the amount of the Borrower's liability is likely to exceed 10%of its Consolidated Tangible Net Worth; (v)the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi)the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA;
               (vii)the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan;
               (viii)the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e)of ERISA to withdraw)from a Multiple Employer Plan; or (ix)any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii)or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

          9.1.12 Cessation of Business. Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.5 or 8.2.6, or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30)days after the entry thereof;

          9.1.13 Involuntarv Proceedinps. A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official)of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

          9.1.14 Voluntary Proceedinps. Any LOan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official)of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

     9.2  Consequences of Event of Default.

          9.2.1 Events of Default Other Than Bankruutcv. Insolvencv or ReorPanixation Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.14 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Revolving Credit Loans, and the Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower, take one or both of the following actions:
               (i)terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, or (ii)declare the unpaid principal amount of the Revolving Credit Notes and Term Loan then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

          9.2.2 Bankruptcv, Insolvency or Reorganization Proceedinps. If an Event of Default specified under Section 9.1.13 or 9.1.14 shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks shall be under no further obligations to make Revolving Credit Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

          9.2.3 Set-off. If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 10.13 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise)now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts)with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or the Agent; and

          9.2.4 Suits, Actions, Proceedinps. If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex carte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

          9.2.5 Application of Proceeds. From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:

               9.2.5.1 first, to reimburse the Agent and the Banks for
                    out-of-pocket costs, expenses and disbursements, including reasonable attorneys'and paralegals'fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

               9.2.5.2 second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

               9.2.5.3 the balance, if any, as required by Law.

          9.2.6 Other Riphts and Remedies. In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

10.  THE AGENT.

     10.1 Appointment. Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

     10.2 Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent)and, subject to Sections 10.5 and 10.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

     10.3 Nature of Duties: Independent Credit Investipation. The Agent shall have no duties or responsibilities except those expressly set form in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges
          (i)that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii)that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

     10.4 Actions in Discretion of Apent; Instructions From the Banks. The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to
          Section 10.6. Subject to the provisions of Section 10.6,. no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

     10.5 Reimbursement and Indemnification of Apent bv the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a)liability for the payment of all reasonable out-ofpocket costs, expenses and disbursements, including reasonable fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Agent (i)in connection with the development, negotiation, preparation, priming, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii)relating to any requested amendments, waivers or consents pursuant to the. provisions hereof, ,(iii)in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv)in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the BOKOWH), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties'books, records and business properties.

     10.6 Exculpatorv Provisions: Limitation of Liabilitv. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a)be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b)be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c)be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of. the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground)based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Bank hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

     10.7 Reimbursement and Indemnification of Apent bv Banks. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do
          so)in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable attorneys'fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the

          Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a)if the same results from the Agent's gross negligence or willful misconduct, or (b)if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c)if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so)in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Loan Parties'books, records and business properties.

     10.8 Reliance bv Apent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder. unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

     10.10 Notices. The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

     10.11 Banks in Their Individual Capacities. With respect to its Revolving Credit Commitment, the Revolving Credit Loans, the Term Loan Commitment and the Term Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i)receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of the Loan Parties)and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii)accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

     10.12 Holders of Notes. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     10.13 Equalization of Banks. The Banks and the holders of any participations in any Commitments or Loans or other rights or obligations of a Bank hereunder agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments on the Loans, except as otherwise provided in Section 4.3.3,=or 5.7. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder 'in the aggregate unpaid amount of the Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order)to be paid by the Bank or the holder making such purchase.

     10.14 Successor Apent. The Agent (i)may resign as Agent or (ii)shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent's Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation)or required by Section 5.5.2, in either case of (i)or
          (ii)by giving not less than thirty (30)days'prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a)the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b)if a successor agent shall not be so appointed and approved within the thirty (30)day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a)or (b)above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be. deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

     10.15 Renewal Fee. The Borrower shall pay to the Agent a nonrefundable fee of $10,000 (the "Renewal Fee")for the extension and renewal of the Revolving Credit Loans and the Term Loans. Such Renewal Fee will be shared ratably among the Banks in proportion to their Ratable Share.

     10.16 Availabilitv of Funds. The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the unless the Agent shall have been notified by such Bank on or before the later of (1)the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency. If such corresponding amount is not in fact made available to the Agent by such Bank in the applicable currency, the Agent shall be entitled to recover such amount on demand Tom such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower)together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i)the Federal Funds Effective Rate during the first three (3)days after such interest shall begin to accrue and
          (ii)the applicable interest rate in respect of such Loan after the end of such three-day period.

     10.17 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any

          Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

     10.18 Beneficiaries. Except as expressly provided herein, the provisions of this Section _@are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its fin&ions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

     10.19 Collateral Examination Reports. Upon the request of a Bank, Agent shall provide to such Bank copies of any reports or other information generated from the Agent's examination of Borrower's properties or Collateral under Section 8.1.6.

11.  MISCELLANEOUS.

     11.1 Modifications, Amendments or Waivers. With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may f? om time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure Tom the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

          11.1.1 Increase of Commitment; Extension or Expiration Date. Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Bank hereunder or extend the Expiration Date;

          11.1.2 Extension of Payment: Reduction of Principal Interest or Fees; Modification of Terms of Pavment. Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date)or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan or any other fee payable to any Bank;

          11.1.3 Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.7, release any Collateral consisting of capital stock or other ownership interests of any Loan Party or its Subsidiary or substantially all of the assets of any Loan Party, any Guarantor from its Obligations under the .Guaranty Agreement or any other security for any of the Loan Parties' Obligations; or

          11.1.4 Miscellaneous. Amend Section 5.2 9; 10 6 or 10 A 13 or this
               Section 11.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder;

               provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent shall be effective without the written consent of the Agent.

     11.2 No Implied Waivers: Cumulative Remedies: Writing Required. No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     11.3 Reimbursement and Indemnification of Banks bv the Borrower: Taxes. The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's Obligations are set form in Section 10.5)and to save such Bank harmless against (i)liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel (including allocated costs of staff counsel)for each Bank except with respect to (a)and (b)below), incurred by such Bank (a)in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) elating to any amendments, waivers or consents pursuant to the provisions hereof, (c)in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d)in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii)all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A)if the same results from such Bank's gross negligence or willful misconduct, or (B)if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C)if the same results fi-om a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

     11.4 Holidavs. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans)shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

     11.5 Funding bv Branch, Subsidiary or Affiliate.

          11.5.1 Notional Funding. Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section
               11.5 shall mean any
               corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank)of such Bank to have made, maintained or funded any Loan to which the Euro-Rate applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.7 than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

          11.5.2 Actual Funding. Each Bank shall have the right from time to time to make or maintain any Loan by ~arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section which would otherwise not be incurred.

     11.6 Notices: Lending Offices. Any notice, request, demand, directions and other communication (for purposes of this Section 11.6 only, "Notice")to be given to or made upon any party hereto under the provisions of this Agreement shall be given or made by telephone or .in writing (which includes means of electronic transmission (i. e., "e-mail"))or facsimile transmission or by setting form such Notice on a site on the World Wide Web (a "Website Posting")if Notice of such Website Posting (including the information necessary to access such site)has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6)in accordance with this
          Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B)hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with Section 11.6. Any Notice shall be effective:

          11.6.1 In the case of hand-delivery, when delivered;

          11.6.2 If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

          11.6.3 In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

          11.6.4 In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

          11.6.5 In the case of electronic transmission, when actually received;

          11.6.6 In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site)by another means as'set forth in this Section 11.6; and

          11.6.7 If given by any other means (including by overnight courier), when actually received.

          Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice. Schedule 1.1(B)lists the Lending Offices of each Bank. Each Bank may change its Lending Office by written notice to the other parties hereto.

     11.7 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     11.8 Prior Understanding. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

     11.9 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1, u and 8.3 herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of the Commitments and payment in full of the Loans. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional .compensation or expenses and indemnification, including those set forth in Section 5 and Sections 10.5, 10.7 and 11.3, shall survive payment in full of the Loans and termination of the Commitments.

     11.10 Successors and Assigns.

          11.lO.l This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1)no consent of the Borrower shall be required (A)if an Event of Default exists and is continuing, or (B)in the case of an assignment by a Bank to an Affiliate of such Bank, (2)any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $2,000,000 or the amount of the assigning Bank's Commitment, and (3)a Bank may assign an interest or sell a participation in less than 100%of its Commitments, Loans, provided that such Bank sells an equal percentage interest or participation in each of its Revolving Credit Commitment, Term Loan commitment, Revolving Credit Loans and Term Loans. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Revolving Credit Note or Term Note subject to such assignment, the Borrower shall execute and deliver a new Revolving Credit Note or Term Note to the assignee, if such assignee request such a Note in an amount equal to the amount of the Revolving Credit Commitment or Term Loan assumed by it and a new Revolving Credit Note or Term Note to the assigning Bank, if the assigning Bank requests such a Note, in an amount equal to the Revolving Credit Commitment or Term Loan retained by it hereunder. Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of $2,000.00 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1, 11.1.2, or 11.1.3, all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

          ll.lO.2 Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.17 relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12.

          11.10.3 Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note if any and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U. S. Treasury Regulation 3 1 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or gram of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

     11.11 Confidentiality.

          ll.ll.l General. The Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i)to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii)to assignees and participants as contemplated by Section 11 .l 1, (iii)to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv)if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v)if the Borrower shall have consented to such disclosure.

          11.11.2 Sharinp Information With Affiliates of the Banks. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise)by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or affiliate of any Bank receiving such information shall be bound by the provisions of Section 11.12.1 Such'as if it were a Bank hereunder. Authorization shall survive the repayment of the Loans and other Obligations and the termmation of the Commitments.

     11.12 Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     11.13 APent's or Bank's Consent. Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

     11.14 Exceptions. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warramy or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to pemrit any action or omission that would be in contravention of applicable Law.

     11.15 CONSENT TO FORUM; WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF HAMILTON COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED ,4GAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF

          JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

     11.16Tax Withholdinp Clause. Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2)duly completed copies of the following:
          (i)Internal Revenue Service Form W-9,4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or.(ii)Internal Revenue Service Form W-8 or other applicable form or a certificate of such Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participani required to deliver to the Borrower and the Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows:
          (A)each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5)Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B)each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or -pa&cipation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5)Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9,4224 or 1001 fkther undertakes to deliver to each of the Borrower and the Agent two
          (2)additional copies of such form (or a successor form)on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the BOKOW~~ or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

     11.17Joinder of Guarantors. Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section
          8.2.8 shall execute and deliver to the Agent (i)a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(l)pursuant to which it shall join as a Guarantor each of

                                      -7l-
          the documents to which the Guarantors are parties; and (ii)documents in the forms described in Section 7.1 modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within five
          (5)Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.



                   (remainder ofpage left intentionally blank)

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                                     BORROWER:

                                     WHITEFORD FOODS VENTURE, L. P.

                                     By: G/W Foods, Inc., a Texas corporation,

                                         By: /s/Albert D. Greenaway
                                         --------------------------
                                             Albert D. Greenaway
                                             President

                                     GUARANTOR:

                                     WHITEFORD PARTNERS, L. P.


                                     By:_________________________________
                                     Name:_______________________________
                                     Title:______________________________

                                     BANKS:

                                     PNC BANK, NATIONAL ASSOCIATION,
                                         individually and as Agent

                                     By: /s/William Miles
                                     --------------------
                                         William Miles
                                         Title: Vice President


                                    FIFTH THIRD BANK, WESTERN OHIO

                                     By: /s/Patty Hable
                                     --------------------
                                         Patty Hable
                                         Title: Vice President
       limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.



     WITNESS WHEREOF, the partics thereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.


                                 BORROWER:

                                 WHITEFORD FOODS VENTURE, L. P.

                                 By:_________________________________
                                 Title:______________________________


                                 GUARANTOR:

                                 WHITEFORD PARTNERS, L. P.


                                 By: Gannon _______, President Kevin T. Gannon
                                     General Partner of Whiteford Partners LP
                                 Title:______________________________


                                 PNC BANK, NATIONAL ASSOCIATION,
                                     individually and as Agent

                                 By:_________________________________
                                 Title:______________________________


                                 FIFTH THIRD BANK OF
                                 WESTERN OHIO, N.A.

                                 By:_________________________________
                                 Title:______________________________



                                      -74-